EXHIBIT 4.11



AMENDMENT NUMBER ONE TO FACILITY
AGREEMENT

     THIS FIRST AMENDMENT to Facility
Agreement ("First Amendment") dated as of November 1, 1994, among PENTAIR, INC., and
FIRST BANK NATIONAL ASSOCIATION, for
itself and as Agent, and NORWEST BANK
MINNESOTA, N.A..

     WHEREAS, the parties entered into a $45
Million Facility Agreement dated as of February
11, 1994 (the "Facility Agreement"); and

     WHEREAS, the parties desire to amend the Facility Agreement as set forth below;

     NOW, THEREFORE, The parties hereto agree as follows:

1.   Definitions.  The definition of "Sale of
Receivables" set forth in Article I, Section 1.01 is hereby amended in its entirety to read as follows:

     "Sale of Receivables" means a sale by the Borrower or a Consolidated Subsidiary, with or without recourse or discount, of an interest in trade receivables (including certain rights related thereto and the proceeds thereof) of the Borrower or
     Consolidated Subsidiary pursuant to a
receivables purchase program or a loan
     secured by such receivables, provided that the outstanding principal amount secured by such receivables or the outstanding
investment in such receivables, as the case
     may be, shall not exceed $75,000,000 in the aggregate at any one time.

2.   CD Loans.  The third paragraph of Article II,
Section 2.06 (b) is hereby amended in its entirety to read as follows:


     "CD Margin" means:

     Leverage Ratio:                    CD Margin:

     0.8:1 or less                      .375 of 1%

     equal to or less than 1.2:1
     but more than 0.8:1                .425 of 1%

     more than 1.2:1                    .575 of 1%




3.   Eurodollar Loans.  The fifth paragraph of
Article II, Section 2.06 (c) is hereby amended in its entirety to read as follows:

     The "Eurodollar Margin" means

                                   Eurodollar
     Leverage Ratio:                      Margin   :

     0.8:1 or less                      .250 of 1%

     equal to or less than 1.2:1
     but more than 0.8:1                .300 of 1%

     more than 1.2:1                    .450 of 1%

4. Facility Fees. Article II, Section 2.07(a) is hereby amended in its entirety to read as follows:

     During the Revolving Credit Period, the
Borrower shall pay to the Agent for the
     account of each Bank in ratable shares a facility fee at the rate of .150 of 1% per annum on the Total Commitment. Such facility fees shall accrue from and including the date of this Agreement to but excluding the last day of the Revolving Credit
     Period and shall be payable quarterly in arrears on the last day of each calendar quarter during the Revolving Credit Period.

5. Effectiveness. The amendments set forth herein shall be effective with respect to all loans made under the Facility Agreement on or after November 1, 1994.

6. No Other Amendment. Except as specifically amended in this First Amendment, but all of the terms and provisions of the Facility
Agreement shall remain in full force and effect.

7. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, all of which when taken together shall constitute one and the same agreement.



     IN WITNESS WHEREOF, the parties hereto
have caused this First Amendment to be duly executed by their respective authorized officers as of the date first above written.

                              PENTAIR, INC.


By________________________________

Title:________________________

                              Waters Edge Plaza
                              1500 County Road B2 West
                              St. Paul, Minnesota 55113
                              Attention:  Chief Financial
Officer
                              Telephone:  (612) 636-7920
                              Telecopy:  (612) 639-5209


FIRST BANK NATIONAL ASSOCIATION,
                                for itself and as Agent



By_________________________________

Title:_________________________

                              First Bank Place
                              601 Second Avenue South
                              Minneapolis, Minnesota
55402-4302
                              Attn:  Deborah O. Hall
                              Telephone:  (612) 973-0543
                              Telecopy:  (612) 973-0824

NORWEST BANK MINNESOTA, N.A.



By_________________________________

Title:_________________________

                              Norwest Center
                              6th and Marquette
                              Minneapolis, Minnesota
55479-0085
                              Attn:     National Division
                                   Gloria J. Charley
                              Telex Number:  290734
                              Answerback:  NORWEST BK
MPS
                              Telephone:  (612) 667-8219
                              Telecopy:  (612) 667-4145